Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Pam Marsh (626) 535-8465
Katie McFadzean (206) 505-8333

INDYMAC BANCORP REPORTS FIRST QUARTER LOSS OF $184.2 MILLION,
($2.27) PER SHARE

— First Quarter Loss Represents a 64 Percent Improvement from Q4-07 and a 9
Percent Improvement from Q3-07 –

— Company Expects Substantially Declining Quarterly Losses for the Remainder of
2008 but Does Not Foresee Return to Profitability Until Home Price Declines
Decelerate —

— Credit Reserves Increased to $2.7 Billion from $2.4 Billion in Q4-07–

— Company Raises $97 million in New Capital Year to Date Through May 9 on Top of the $676 million Raised in 2007 and Remains Well Capitalized at March 31 –

— Prudently Exercises Contractual Rights to Defer Interest Payments on Holding
Company Trust Preferred Securities and Suspend Dividend Payouts on Bank Non-
Cumulative, Perpetual Preferred Stock—

— $4 Billion in Operating Liquidity Maintained, with No Capital Markets Funding —

PASADENA, Calif. – May 12, 2008 – IndyMac Bancorp, Inc. (NYSE:IMB, “Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®“), today reported a net loss of $184.2 million, or ($2.27) per share, for the first quarter of 2008, compared with net earnings of $52.4 million, or $0.70 per share, in the first quarter of 2007.  The net loss and the loss per share for the first quarter of 2008 both represented improvements of 64 percent from the net loss and loss per share reported for the fourth quarter of 2007.  Indymac has filed a Form 10-Q with the Securities and Exchange Commission, which is available on Indymac’s Website at www.imb.com.

“While many others in the mortgage finance industry saw worsening losses during the first quarter given the current state of the housing and credit markets, we achieved a 64 percent reduction in our net loss from last quarter as we took the appropriate steps in the second half of last year to get the bulk of our credit costs behind us,” stated Michael W. Perry, Indymac’s Chairman and CEO.  “Last quarter, we took major write-downs and established significant credit reserves in the fourth quarter of 2007, absorbing $863 million in total pre-tax credit provisions/costs during that quarter and building our total credit reserves for future losses by 71 percent during the quarter to $2.4 billion at December 31, 2007, a four-fold increase from $619 million at December 31, 2006.  With those reserves in place, we were able to reduce our total credit provisions/costs to $249 million in the first quarter of 2008, a 71 percent reduction from last quarter, allowing us to reduce our overall net loss this quarter.  It is important to also understand that 24 percent of our first quarter loss is from staff reduction severance and office closing costs, and another 22 percent is from business activities that we have permanently closed and where losses are expected to diminish over time, such as homebuilder construction lending, home equity lending and our conduit channel.”

“We also continued to build our total credit reserves to $2.7 billion, a 13 percent increase over last quarter and more than a three-fold increase over $813 million in Q1-07. Actual realized credit losses during the first quarter totaled $334 million, such that the Company’s total reserves at March 31, 2008 equate to 8.0 times current quarterly realized credit losses.  Excluding non-investment grade and residual securities, total Q1-08 realized credit losses were $178 million, and the total related credit reserve at March 31 was $1.3 billion, or 7.2 times the realized credit losses in the first quarter.”

“As I have been saying for the past year,” continued Mr. Perry, “safety and soundness remains our highest priority during these challenging times, and we finished the first quarter again in a solid overall financial position.  Our capital levels continue to exceed the levels defined as ‘well capitalized’ by our regulators.  To supplement the $676 million of equity capital we prudently raised in 2007, we recommenced raising equity capital through our Direct Stock Purchase Plan (DSPP) on February 26, 2008 and raised $39 million in new equity through March 31, 2008.  We are continuing to raise capital nearly every business day through the DSPP and have raised $97 million through this program year to date through May 9.  At March 31, 2008, Indymac Bank’s Tier 1 “core” capital ratio was 5.74 percent, our Tier 1 risk-based ratio was 9.00 percent, and our total risk-based capital ratio was 10.26 percent, above the ‘well-capitalized’ regulatory levels of 5.00 percent, 6.00 percent and 10.00 percent, respectively.1

“With respect to profitability, we do not expect that Indymac will be able to return to overall profitability until the current decline in home prices decelerates.  As it is uncertain that this will happen in 2008, we are not currently forecasting a return to profitability this year. With that said, we are forecasting continued improvement in our performance and declining quarterly losses for the remainder of 2008, with a $20 million loss projected for the fourth quarter, which would be a 96 percent reduction from Q4-07 and an 89 percent reduction from Q1-08.  With respect to our key business segments, we are forecasting that our mortgage banking business (including mortgage production and servicing) will be profitable in the second quarter and thereafter.  We are forecasting that our thrift segment (including our MBS, SFR whole loan and consumer construction portfolios) will become profitable in the third quarter and that our overall business, excluding discontinued activities, will be close to breakeven by the third quarter and have a small profit for the second half of 2008.  The net loss from discontinued business activities is projected to decline from $40 million in Q1-08 to roughly $23 million in Q4-08.

“Given our forecast for continued losses in 2008, we need to take all prudent measures to preserve our capital, improve our capital ratios and keep Indymac safe and sound. Therefore, we have made the decision to exercise our contractual rights and defer the interest on our trust preferred securities at the holding company and suspend the dividends on our non-cumulative, perpetual preferred stock at Indymac Bank, as this represents the most efficient and least dilutive means of generating capital in the current environment.  The contractual provisions in these preferred securities that allow us to take these actions were clearly put in place for extraordinary times and events such as we are now experiencing, and the presence of these provisions is one

1        These capital ratios reflect two regulatory requirements that we believe do not fully reflect Indymac’s financial condition.  First, we are currently required to hold capital on a dollar-for-dollar basis against the portion of our mortgage servicing rights (MSR) that exceed our Tier 1 core capital, even though we have a long track record of successfully hedging this asset, and it is our highest earning asset in this environment.  Excluding the penalty we receive on the MSR that exceeds our Tier 1 core capital, our capital ratios as of March 31, 2008 would be 6.07 percent Tier 1 core, 9.53 percent Tier 1 risk-based and 10.79 percent total risk-based.

Second, the regulations require us to exclude from our Tier 2 capital the portion of our allowance for loan losses (ALL) that exceeds the 1.25 percent of risk-weighted assets limitation. If we were further allowed to include in Tier 2 capital our ALL that exceeds 1.25% of our risk-weighted assets, our capital ratios would be 6.07 percent Tier 1 core, 9.47 percent Tier 1 risk-based and 11.36 percent total risk-based.

reason why these preferred securities are considered “core” capital for regulatory purposes. Taking these actions will improve our cash flow by $7.4 million per quarter at the holding company, enabling us to contribute more capital to the bank, and preserve capital of $10.6 million per quarter (which also flows directly to earnings) directly at the bank.  We view the deferral/suspension of the interest/dividends on the preferred stock issues as temporary, and, once the market stabilizes and Indymac returns to solid profitability, we anticipate resuming the interest/dividend payments and paying the accumulated deferred interest on the holding company trust preferred.

“We continued to maintain solid total operating liquidity in excess of $4 billion at the end of the first quarter, roughly the same as one year ago, but our liquidity needs are significantly lower now than last year, as last year we had roughly three times the mortgage production as we currently have and our current GSE/FHA/VA-dominated production is far more liquid, and we have no capital markets funding sources today (no commercial paper or reverse repurchase borrowings), while we had roughly $3 billion of such funding one year ago. Our solid liquidity is enabled by the fact that virtually all of Indymac’s business is conducted and assets are held within Indymac Bank.  As a result, we are 100 percent funded with deposits (over 95 percent of our deposits are fully insured by the FDIC), FHLB advances, long-term debt and equity.”

“While the housing and mortgage markets remain very challenging,” continued Mr. Perry, “we continue to successfully convert our mortgage production to a GSE/FHA/VA model.  We produced $9.6 billion in new mortgage loans in Q1-08 with 88 percent of this production being saleable to the GSEs or into Ginnie Mae securities. Importantly, the credit quality of our new production is the best we have ever generated.  As calculated using Standard & Poor’s (S&P) LEVELS model, the lifetime loss estimate for Q1-08’s evaluated production of $8.2 billion is 0.23 percent (and is 0.17 percent and 0.18 percent for March and April, respectively), compared with 1.86 percent in Q1-07, an 88 percent year-over-year reduction.2   In addition, first payment defaults (FPDs) on our new production continue to improve. FPDs based on the first payment due date declined to 0.6 percent in April from 1.1 percent in March, 1.8 percent in February, 2.1 percent in January, 2.2 percent in December and 3.2 percent in Q3-07 (when we started tracking

2        While our production is evaluated using the S&P LEVELS model, the data is not audited or endorsed by S&P. The estimates reported here are from S&P’s 6.3 model released in March 2008.

them).  Generally 25 percent to 35 percent of FPDs cure in the subsequent month and 60 percent to 70 percent cure within six months. Although mortgage production volumes and profit margins continue to be a struggle in the current environment, we are improving the profit performance of our new production model.  Mortgage production had a net loss of $17 million in the first quarter of 2008, which was a 66 percent improvement from the prior quarter.  All of our 9 regional wholesale centers and 104 of our 152 retail lending branches were profitable in March, and we project that mortgage production will be close to breakeven in the second quarter and will be profitable in the second half of 2008.”

“We do not at this time forecast a return to overall profitability in 2008 given current market conditions, but we do forecast significantly declining losses each quarter for the balance of the year, as our restructuring charges abate, credit provisions/costs and losses from discontinued operations decline, and the profits from our new business model grow,” concluded Mr. Perry. “In this respect, I believe that we have turned a corner and that our business is improving.  But to reiterate, our highest priority is maintaining our safety and soundness, and we continue to raise capital and shrink our balance sheet to bolster our capital ratios.  With these actions and with declining quarterly losses, we forecast that our capital ratios will improve throughout the remainder of the year and that we should remain well-capitalized throughout this crisis, although we can make no guarantees that that will be the case.  The bottom line is that, while we have made a lot of progress in converting our business model, reducing our losses and keeping Indymac safe and sound despite being at the epicenter of this credit crisis, the housing and mortgage markets remain volatile and uncertain, forecasting remains very challenging, and our actual results could be materially different than our current forecast.  However, I am confident that Indymac will be a survivor, and, in the long run, home lending, which is a basic business that is vital to our society and economy, will return to prosperity with many fewer competitors than there have been in the past.  Indymac is the last remaining major independent home lender, and we will be a better company and stronger competitor for having survived the current crisis period, which should position us well to take advantage of the opportunities that will surely return.”

Conference Call

On Monday, May 12, at 10:00 a.m. PDT (1:00 p.m. EDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live webcast and conference call to discuss the results of the first quarter in greater detail, which will be followed by a question and answer session. A slide presentation will accompany the webcast/conference call and can be accessed along with Indymac’s Form 10-Q for the quarter ended March 31, 2008, via Indymac Bank’s home page at www.imb.com.

If you would like to participate:

•      Internet webcast access will be available at: http://www.imb.com

•      The telephone dial-in number is (888) 396-7846 or (706) 758-0230 (international) access code #41707382; and

•      The replay number is (800) 642-1687 or (706) 645-9291 (international) access code #41707382

To participate on the call, please dial in 15 minutes prior to the scheduled start time. During the question and answer period we will begin with questions from the equity analysts that cover Indymac and our top 50 shareholders. If time permits, we will then take questions from other interested parties.

The conference call will be replayed continuously beginning two hours after the live event on May 12, 2008, through midnight ET on May 19, 2008, and will be available on Indymac’s Web site at www.imb.com.  We will also have available, 24 hours after the live call, an MP3 downloadable file of the full earnings review and Q&A session at www.imb.com.

About Indymac Bank

IndyMac Bancorp, Inc. (NYSE: IMB) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan and the 2nd largest independent mortgage lender in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition of single-family homes. Indymac also provides financing secured by single-family homes and other FDIC-insured banking products to facilitate consumers’ personal financial goals.

For more information about Indymac and its affiliates, or to subscribe to the company’s E-mail Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors. To visit Indymac’s corporate blog, please visit http://www.theimbreport.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws.  Examples include forecasts of continued declines in credit costs and overall losses for the remainder of 2008, the anticipation that the deferral/suspension of the interest/dividends will be temporary, improving capital ratios and our expectation to remain well-capitalized.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions, as well as future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may,” identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including: the effect of economic and market conditions including, but not limited to, recent disruptions in the housing and credit markets, including the level of housing prices, industry volumes and margins; the level and volatility of interest rates; Indymac’s hedging strategies, hedge effectiveness and overall asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the implementation of new accounting pronouncements and guidance; the various credit risks associated with our loans and other financial assets, including increased credit losses due to demand trends in the economy and the real estate market and increased delinquency rates of borrowers; the adequacy of credit reserves and the assumptions underlying them; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders (in particular, the Federal Home Loan Bank), loan sales, securitizations, deposits and all other sources used to fund mortgage loan originations and portfolio investments; and the execution of Indymac’s business and growth plans and its ability to gain market share in a significant and turbulent market transition.  Additional risk factors include the impact of disruptions triggered by natural disasters; pending or future legislation, regulations and regulatory action, or litigation, and factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.  Indymac does not undertake to update or revise forward-looking statements to reflect the impact of circumstances for events that arise after the date the forward-looking statements are made.

Investor Contact:

Pam Marsh

Indymac Bank

Phone: (626) 535-8465

E-mail: pam.marsh@imb.com

Media Contact:

Katie McFadzean

MWW Group

Phone: (206) 505-8333

E-mail: kmcfadzead@mww.com